BROADRIDGE FINANCIAL SOLUTIONS

SUPPLEMENTAL REPORTING DETAIL

FOURTH QUARTER AND FISCAL YEAR 2017

ADDITIONAL PRODUCT LINE REPORTING

	Quarter Ended June 30,		%	Fiscal Year Ended June 30,		%
$ in millions	2017	2016	Change	2017	2016	Change
Investor Communication Solutions ("ICS")						
Equity proxy	$275.4	$249.3	10%	$382.0	$352.7	8%
Mutual fund interims	49.9	47.6	5%	198.2	193.3	3%
Customer communications & fulfillment	187.2	81.7	129%	763.5	321.2	138%
Other ICS	83.3	80.8	3%	304.9	290.2	5%
Total ICS recurring fee revenues	**$595.8**	**$459.5**	**30%**	**$1,648.5**	**$1,157.3**	**42%**
Equity & other	36.4	26.5	37%	86.4	82.8	4%
Mutual fund interims	54.3	29.6	83%	132.5	116.7	14%
Total event driven revenues	**$90.7**	**$56.0**	**62%**	**$218.9**	**$199.4**	**10%**
Distribution	475.6	288.1	65%	1,554.0	863.7	80%
Total ICS revenues	**$1,162.1**	**$803.6**	**45%**	**$3,421.4**	**$2,220.4**	**54%**
Global Technology & Operations ("GTO")						
Equities & other	174.6	158.5	10%	663.4	614.4	8%
Fixed income	35.8	31.3	14%	139.3	123.7	13%
Total GTO recurring fee revenues	**$210.4**	**$189.7**	**11%**	**$802.7**	**$738.0**	**9%**
Foreign currency exchange	(26.7)	(18.8)		(81.5)	(61.4)	
Total revenues	**$1,345.7**	**$974.5**	**38%**	**$4,142.6**	**$2,897.0**	**43%**
Revenues by Type						
Recurring fee revenues	$806.1	$649.2	24%	$2,451.2	$1,895.3	29%
Event driven revenues	90.7	56.0	62%	218.9	199.4	10%
Distribution revenues	475.6	288.1	65%	1,554.0	863.7	80%
Foreign currency exchange	(26.7)	(18.8)		(81.5)	(61.4)	
Total revenues	**$1,345.7**	**$974.5**	**38%**	**$4,142.6**	**$2,897.0**	**43%**

Amounts may not sum due to rounding

BROADRIDGE FINANCIAL SOLUTIONS SUPPLEMENTAL REPORTING DETAIL FOURTH QUARTER AND FISCAL YEAR 2017 RECURRING FEE REVENUE GROWTH DRIVERS Quarter Ended June 30, Fiscal Year Ended June 30, ICS GTO Broadridge ICS GTO Broadridge Internal growth 5% 1% 4% 2% 1% 2% Net new business 2% 6% 3% 4% 5% 4% Organic recurring fee revenue growth 8% 7% 8% 6% 6% 6% Acquisitions 22% 4% 17% 37% 3% 24% Total recurring fee revenue growth 30% 11% 24% 42% 9% 29% Amounts may not sum due to rounding

BROADRIDGE FINANCIAL SOLUTIONS SUPPLEMENTAL REPORTING DETAIL FOURTH QUARTER AND FISCAL YEAR 2017 SELECT OPERATING STATISTICS Quarter Ended June 30, % Fiscal Year Ended June 30, % $ in millions 2017 2016 Change 2017 2016 Change Closed Sales $63.5 $56.6 12% $188.5 $150.9 25% Record Growth1 Equities proxy 10% 2% 8% 3% Mutual fund interims 7% -1% 4% 4% Internal Trade Growth2 Equity 5% 5% 4% 2% Fixed income 2% -4% 1% 0% 1 2 who were on Broadridge's trading platforms in both the current and prior year period periods. Stock record growth and interim record growth measure the annual change in total positions for equity proxies and mutual fund interims, respectively, for equities and mutual funds’ position data reported to Broadridge in both the current and prior year Internal trade growth represents the growth in trade volumes for clients whose contracts are linked to trade volumes and